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                                     EXHIBIT 11.1


                               RICHEY ELECTRONICS, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                  ($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


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                                                            QUARTER ENDED                TWELVE MONTHS ENDED
                                                        -----------------------      -------------------------
                                                         DEC 31,        DEC 31,        DEC 31,         DEC 31,
                                                          1996           1995           1996            1995
                                                        --------        -------       --------       ---------
 Primary earnings per share:
  Net income used to compute primary
     earnings per share                                 $  1,905        $   209       $  6,536       $  2,868
                                                        --------        -------       --------       --------
                                                        --------        -------       --------       --------

  Weighted average number of shares used to
     compute primary earnings per share                    9,063          9,054          9,060          8,036
                                                        --------        -------       --------       --------
                                                        --------        -------       --------       --------
  Primary earnings per share                            $   0.21        $  0.02       $   0.72       $   0.36
                                                        --------        -------       --------       --------
                                                        --------        -------       --------       --------

 Fully diluted earnings per share:
  Net income                                            $  1,905        $   209       $  6,536       $  2,868
  Add: Interest on convertible subordinated
     notes payable, net of taxes                             649             --          2,100            --
                                                        --------        -------       --------       --------
  Net income used to compute fully diluted
     earnings per share                                 $  2,554        $   209       $  8,636       $  2,868
                                                        --------        -------       --------       --------
                                                        --------        -------       --------       --------
  Weighted average number of shares
     outstanding                                           9,063          9,054          9,060          8,036
  Add: Weighted average shares of
     convertible subordinated notes payable assuming
     conversion                                            3,947             --          3,316            --
                                                        --------        -------       --------       --------
  Weighted average number of shares used to
     compute fully diluted earnings per share             13,010          9,054         12,376          8,036
                                                        --------        -------       --------       --------
                                                        --------        -------       --------       --------
  Fully diluted earnings per share                      $   0.20        $  0.02       $   0.70       $   0.36
                                                        --------        -------       --------       --------
                                                        --------        -------       --------       --------

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